Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          We hereby consent to the incorporation by reference in this Registration Statement on Form S-4/A of Midwest Banc Holdings, Inc. of our report dated March 15, 2007 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which is included in Midwest Banc Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
PRICEWATERHOUSECOOPERS LLP
/s/ PRICEWATERHOUSECOOPERS LLP
Chicago, Illinois
August 2, 2007